Exhibit 99.1

Media:	Molly Boyd

(713) 627-5923

(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf

(713) 627-4600

Date:	April 17, 2007

Spectra Energy Announces New Member of Board of Directors

HOUSTON – Spectra Energy Corp has appointed Pamela L. Carter, an executive with Cummins Inc., to the company’s board of directors.

Carter is an established business leader with a diverse background that includes experience in law, government, international business and general management. She is currently corporate vice president with Cummins, Inc., a diesel engine manufacturing company, where she serves as president of Cummins Filtration based in Nashville, Tenn.

“We are honored to have Pamela join our board,” said Paul Anderson. “She is a very dynamic, focused executive with a rich and extensive background which will further strengthen the mix of skills and diversity of our board.”

Previously elected members to the Spectra Energy Board are: Paul M. Anderson, chairman; and Fred J. Fowler, Martha B. Wyrsch, Roger Agnelli, William T. Esrey, Dennis R. Hendrix, Austin A. Adams, Peter B. Hamilton and Michael E.J. Phelps.

Spectra Energy Corp (NYSE: SE) is one of North America’s premier pure play natural gas midstream companies serving three key links in the natural gas value chain: gathering and processing, transmission and storage and distribution. For close to a century, Spectra Energy and its predecessor companies have developed critically important pipelines and related energy infrastructure connecting natural gas supply sources to premium markets. Based in Houston, Texas, the company operates in the United States and Canada approximately 17,500 miles of transmission pipeline, 265 billion cubic feet of storage, natural gas gathering and processing, natural gas liquids operations and local distribution assets. Spectra Energy Corp also has a 50 percent ownership in DCP Midstream, one of the largest natural gas gatherers and processors in the United States. Visit www.spectraenergy.com for more information.

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